SUMMIT MIDSTREAM PARTNERS, LP

910 Louisiana Street, Suite 4200

Houston, Texas 77002

(832) 413-4770

November 12, 2020

Via Edgar

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E., Mail Stop 4628

Washington, D.C. 20549-4628

Attn:        Laura Nicholson, Special Counsel

Division of Corporation Finance

Re:	Summit Midstream Partners, LP

Registration Statement on Form S-1

File No. 333-249831

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, Summit Midstream Partners, LP requests acceleration of the effective date of the above-captioned Registration Statement to 9:00 a.m., Washington, D.C. time, on November 16, 2020, or as soon as practicable thereafter.

Very truly yours,

SUMMIT MIDSTREAM PARTNERS, LP By: Summit Midstream GP, LLC, its general partner

By:	/s/ Marc D. Stratton
Marc D. Stratton
Executive Vice President and Chief Financial Officer

cc:            Joshua Davidson

Jason A. Rocha

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002